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NABORS INDUSTRIES LTD.
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May 28, 2014

Subject:   Nabors Industries Ltd. (NBR) Annual Meeting —Tuesday, June 3, 2014 — Proxy Issues

To our Shareholders,

Thank you for your investment in Nabors. We trust you have noticed the numerous initiatives undertaken by our Board and management team in response to your feedback on operational performance, compensation and governance practices.  We have restructured our company to take better advantage of our scale and global presence and have made strides in improving financial results. We remain totally committed to creating shareholder value by refocusing on our core competencies, improving return on invested capital and achieving industry-leading margins. These accomplishments have contributed significantly to Nabors’ position as the second best performing stock in the S&P 500 index during 2014.

We would like to call your attention to certain items that will be voted on at our upcoming annual meeting, for which some proxy advisory services have made recommendations contrary to the Board of Directors’ recommendations.  These contrary recommendations by proxy services are primarily rationalized by historical compensation levels, without taking into account that these amounts were essentially dictated by contractual obligations predating all of our independent directors standing for election.

The current Board of Directors, in fact, has implemented drastic changes in management compensation, including incentives practices, which have placed Nabors well within the range of comparable oilfield companies. These changes were also extended to the CEO, whose new contract not only translates into materially reduced forward annual compensation, but also eliminates the expensive severance features of most concern to our shareholders. The Board negotiated a settlement that resulted in keeping a seasoned CEO in a difficult market environment, at a fraction of the cost of Mr. Petrello’s legacy contract. The board also considered the cost that would have resulted from paying Mr. Petrello’s severance and embarking on the uncertainties and additional cost of hiring a new CEO.

In their analysis of Mr. Petrello’s compensation, one of the proxy services chose to include prior years’ compensation, which is no longer relevant to our investors given the totally modified package. They also included the one-time settlement payment. As a result, they have obscured the current compensation level of Mr. Petrello, which is now well aligned with his peers. In fact, Mr. Petrello’s actual 2013 compensation, excluding the one-time settlement payment, was $8.25 million, well within the compensation peer group range as reported in public data for 2013. This is a significant and material change and one which we believe reflects the sustained efforts of the current Board of Directors to align executive compensation with performance.

A second item justifying their recommendations appears to be insufficient proxy access. We believe they have not given enough weight to the fact that Nabors has responded to our shareholders’ concerns by introducing proxy access, a practice that has by no means been generally adopted among public companies. In fact, Nabors is one of only a handful of companies in the S&P 500 that provides any kind of proxy access.

Further, we do not believe they have given adequate consideration to the numerous compensation and governance enhancements implemented by these directors during the last fifteen months.  A summary of the most significant of these enhancements implemented by the current Board of Directors are:

•                  overhauled CEO compensation to cap cash bonuses and potential termination payments — subjecting the majority of the CEO’s pay to accepted performance metrics and eliminating unpopular termination and death benefits;

•                  adopted a policy allowing proxy access to long-term shareholders meeting appropriate criteria;

•                  added two new, independent directors to the Board;

•                  adopted a policy that will separate the offices of CEO and Chairman of the Board in the future, consistent with shareholder requests and the terms of Mr. Petrello’s employment agreement;

•                  initiated a dividend, which has been paid quarterly and returned over $59.1 million to shareholders through the first quarter of 2014; and

•                  concluded a rigorous and comprehensive strategic review of our competitive strengths, weaknesses and growth opportunities.

In addition, this meeting will mark the completion of our transition to an unclassified Board of Directors and a reduction in the average tenure of non-management Board members to 2.5 years, compared to 10 years in 2011.

Our rationale for supporting or opposing each proposal is set out in the Board recommendations following each of the proposals in the proxy statement, but we would like to emphasize the following points.

Items #1 - Election of all seven Directors, #3 — Advisory vote on extension of shareholder rights plan, and #4 - Advisory vote on compensation of named executive officers.

Item #1 - Election of Directors.

The logic employed by the advisory services in recommending against the directors appears to be based upon two issues: the extension to July 2016 of the shareholder rights plan subsequent to the last annual meeting and their assertion that the board did not sufficiently address the rationale employed when they declined to accept the resignation of two directors who failed to receive an affirmative majority last year.

The extension of the rights plan emanated from the Board’s desire to assure fair and equal treatment of the Company’s shareholders in connection with any initiative to acquire effective control of the Company.  Furthermore, an extension was warranted in view of the terms of the standstill agreement with our largest shareholder and certain differences between Bermuda and Delaware law related to the implementation of a shareholder rights plan following the emergence of a hostile control initiative.  The Board is also soliciting approval from shareholders for a further extension of the rights plan in Item #3 herein.

The Board’s decision to decline the resignation of the two directors last year was rooted in the quality of the individuals and the fact that they have both been agents of change in the recent governance enhancements, the extent of which may not have been fully apparent to shareholders. The board deemed it counterproductive to remove those directors.

Item #3 — Advisory vote on extension of shareholder rights plan.

On this item, the Board is seeking approval of a one-year extension through a shareholder vote, as recommended by the proxy advisory services.  While certain aspects of our rights plan appear to conform to standards deemed acceptable to the advisory services, they object to this plan on two elements:  the 10% threshold of our plan, as opposed to their recommended 20% threshold; and their apparent subjective distrust of the Board to act in the best interest of shareholders.  The Board believes the 10% threshold is warranted because it matches the level at which any shareholder can call a special meeting and a higher threshold would weaken the Board’s negotiating position to ensure all shareholders are treated equally in a strategic transaction.  Furthermore, certain features of Bermuda law uniquely support the need for the adoption and extension of the rights agreement, as more fully described in our proxy statement. We believe the apparent distrust of the Board is unwarranted in light of the numerous governance enhancements implemented during their brief tenure.

Item #4 — Advisory vote to ratify named executive officers’ compensation.

The proxy services’ recommendation of a vote against “say-on-pay” appears to be based primarily upon the magnitude of the cost to settle the legacy contract obligation inherited by the current directors, the proxy services’ perception of an apparent lack of specificity in performance metrics and distrust of directors fostered by their assessment of past pay practices. As mentioned earlier, these are not attributable to actions of the current Board.  The amount of compensation granted in settlement of the legacy contract represented a very favorable outcome to the company and a significant concession by Mr. Petrello compared to potential exposure under the prior contract.  The short- and long-term performance metrics are clearly specified on pages 28-30 of the proxy statement.  For both 2013 and 2014, Mr. Petrello’s annual bonus target is the Company’s EBITDA target. The exact amount of that target is undisclosed for 2014 because it represents an internally budgeted amount that, if disclosed, would provide a level of specific guidance we believe creates legal exposure.

For 2013, however, the Company achieved 87% of target, resulting in an award to Mr. Petrello of 87% of his target award of one times his base salary. Long-term performance awards are based upon two distinct sets of performance goals: the Company’s total shareholder return relative to its peer group over a three-year period and other targets or goals set by the Compensation Committee at the beginning of each year.  A chart detailing potential payout of the TSR awards is reflected on page 29 of the proxy statement.  For both 2013 and 2014, the performance goals reflect initiatives designed to position the Company for long-term growth, in most cases related to competitive or technological advancements.  They are described in the proxy statement with as much detail as possible without jeopardizing the sensitive competitive nature of some of the goals. We believe our incentive practices and disclosure are not dissimilar from most of our peer group of companies.

Items #5 through #10 - Shareholder Proposals.

As articulated in our proxy statement, we believe these proposals, sponsored by a number of public employee pension plans, have largely been accommodated through the recent governance enhancements and are unnecessary and unduly restrictive.  Most of our enhancements emanated from extensive discussions with numerous shareholders who came to understand and agree with most of the Company-specific circumstances that frame the enhancements.  This is best exemplified by the comments from two of our larger shareholders, CalSTRS and Blue Harbour Group, reflected in our April 14, 2014, press release.

Thank you for your consideration of our positions. We solicit your support of our efforts to address issues important to our shareholders in a manner most consistent with the Company’s long-term growth. Our Board and management team remains committed to corporate governance and the engagement of our shareholders in an effort to accommodate concerns within the confines of company-specific circumstances.

Please feel free to contact our investor relations group if you would like to discuss these issues further at (281) 874-0035 or Investor.relations@nabors.com.